CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Brad Boston, has authorized and designated Michael Chibib to execute and file on the undersigned's behalf all Forms 3, 4, and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Active Power, Inc.  The authority of Michael Chibib under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Active Power, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Michael Chibib is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Date: March 17, 2005     /s/ Brad Boston
       Brad Boston